Exhibit 1

TSX: CCO	website: cameco.com
NYSE: CCJ	currency: Cdn (unless noted)

2121 – 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada

Tel: 306-956-6200 Fax: 306-956-6201

Cameco Mourns Loss of Long-Time Board Chair Ian Bruce

Saskatoon, Saskatchewan, Canada, October 17, 2023

Cameco (TSX: CCO; NYSE: CCJ) is mourning the accidental passing of its long-standing board member and board chair Ian Bruce on Sunday, October 15 at his cottage in Ontario.

“We are heartbroken with this tragic loss of a dear friend and valued colleague. I have worked with Ian since he joined our board more than a decade ago. He was a dedicated husband and father who was very proud of his family. We extend our deepest condolences to Ian’s wife Darlene, their family and their many friends and loved ones,” said Tim Gitzel, president and CEO of Cameco. “Ian was also proud to be part of the Cameco family and his business acumen and leadership were invaluable to our board.”

Ian first joined Cameco’s Board of Directors in 2012 and became board chair in May 2018, bringing over 30 years of experience in investment banking after serving as president and CEO of Peters & Co. Ltd. He also chaired the boards of MEG Energy Corporation and Qube Technologies Inc.

“Ian had a restless intellectual curiosity and was excited about the future of Cameco and nuclear energy. Ian’s presence and contributions around the board table will be deeply missed,” said Gitzel.

Profile

Cameco is one of the largest global providers of the uranium fuel needed to energize a clean-air world. Our competitive position is based on our controlling ownership of the world’s largest high-grade reserves and low-cost operations. Utilities around the world rely on our nuclear fuel products to generate safe, reliable, carbon-free nuclear power. Our shares trade on the Toronto and New York stock exchanges. Our head office is in Saskatoon, Saskatchewan, Canada.

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Investor inquiries:

Rachelle Girard

306-956-6403

rachelle_girard@cameco.com

Media inquiries:

Veronica Baker

306-385-5541

veronica_baker@cameco.com